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                                                                      EXHIBIT 4


                             ROYAL OAK MINES INC.




                                                            September -, 1998

Dear -,


     This is to confirm the terms of the employee-performance share bonus granted to you (the "Employee") by Royal Oak Mines Inc. ("Royal Oak"), which has been granted and will be provided to you in accordance with the following terms and conditions:

1. Royal Oak has granted to you a bonus, the net amount after tax of which will be paid by issuing to you - common shares of Royal Oak (the "Bonus Shares"). The Bonus Shares will, when issued, be deemed to have been issued by Royal Oak at a price per share equal to the closing price of Royal Oak's common shares on the date of issuance (the "Share Price").

2. The aggregate bonus (the "Bonus") is equal to the number obtained by dividing: (A) the number of Bonus Shares multiplied by the Share Price, by
     (B) 1 minus the Tax Rate (as hereafter defined). "Tax Rate" means the estimated aggregate federal, state and provincial income tax rate applicable to the Employee as estimated by Royal Oak, such estimate to be equal to the lesser of the aggregate rate currently used by Royal Oak in determining payroll deductions for the Employee and 30%. The Bonus will be paid and satisfied by Royal Oak issuing the Bonus Shares to the Employee and by Royal Oak remitting to the appropriate federal, state or provincial taxation authorities, on behalf of the Employee, the estimated amount of income tax exigible on the Bonus as determined by the Tax Rate. Payment of any tax exigible on the Bonus in excess of the amount estimated and remitted by Royal Oak on the Employee's behalf shall remain the sole responsibility and obligation of the



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     Employee and the Employee shall indemnify Royal Oak with respect to any claims arising with respect thereto.

3. The Bonus will be paid and the Bonus Shares will be issued by Royal Oak only upon receipt of all necessary regulatory approvals, including the approvals of The Toronto Stock Exchange and the American Stock Exchange, which Royal Oak agrees to seek forthwith. Upon receipt of all such approvals, Royal Oak will deliver to the Employee a share certificate evidencing the Bonus Shares.

4. As a condition to the receipt of the Bonus and the Bonus Shares, the Employee hereby agrees to comply with all applicable securities laws, including all laws as may apply should you elect to resell any of the common shares of Royal Oak acquired hereunder.

5. Neither this Agreement nor the grant of the Bonus shall in any way constitute any form of agreement or understanding binding on Royal Oak or any affiliated company of Royal Oak, express or implied, that Royal Oak or any affiliate of Royal Oak will employ you or contract with you for any length of time, nor shall it interfere in any way with Royal Oak's, or, where applicable, an affiliated company's right to terminate your employment for any reason at any time, which right is hereby reserved.

6. This Agreement and the Bonus shall be non-assignable by you and be binding on Royal Oak and its successors and assigns.

     If you are in agreement with the foregoing, please sign in the space indicated below and return an executed original to Royal Oak.



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                                       ROYAL OAK MINES INC.



                                       BY:
                                          -------------------------------------
                                          MARGARET K. WITTE
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


The undersigned hereby accepts and agrees to be bound by the terms of the foregoing this _______ day of ________________, 1998.



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EXHIBIT 4


                              NUMBER OF SHARES
EMPLOYEE                      TO BE ISSUED
--------                      ----------------
Douglas Anthony                     8,000
Jay Collins                       150,000
Marc Henrison                       4,000
Geoffrey Jackson                    8,000
James Koski                         8,000
Ken Salyn                          10,000
Gene Fritzel                        5,000
David Gurniak                       5,000
Eric Hardin                         2,000
Alan Martin                         5,000
Tim Matusiak                        5,000
Dan Richard                         5,000
Adrian McNutt                      50,000
Chan Patel                         50,000
Douglas Braid                      20,000
Joseph Brand                       15,000
Linda Burrus                        5,000
Larry Connell                      30,000
Robert Pfau                         5,000
John Phipps                         5,000
Judy Simon                          2,500
William Henry                       2,500
                                 --------
                                  400,000